Gulf Resources Reports First Quarter 2016 Financial Results

SHOUGUANG, China, May 11, 2016 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the first quarter ended March 31, 2016.

Despite the on-going weaknesses in the Chinese economy and the fact that production in our chemical factories was significantly impacted by new government environmental rectification measures, GURE still reported strong increases in net income and EPS in the first quarter of 2016.

For the three months ended March 31, 2016:

•	Net Revenue decreased 1%

•	Gross Profit increased 12.6%

•	Income from operations increased 22% to $8,666,318

•	Net income increased 22% to $6,466,964

•	EPS increased 16.7% to $0.14.

•	Cash flow from operations was $14.4 million.

•	Free cash flow was $14.8 million.

•	Cash equaled $148.4 million ($3.21 per share*)

•	Working capital equaled $189.3 million ($4.09 per share*)

•	Net net cash equaled $127.7 million ($2.76 per share*)

“We are very pleased with our first quarter,” stated Xiaobin Liu, the CEO of Gulf Resources. “The Chinese economy continues to be weak, impacting some of our economically sensitive businesses. In addition, during the quarter, we had to perform environmental rectification in our chemical factories, which significantly impacted our production. Nonetheless, we reported significantly better income from operations, net income, and EPS. We continue to strengthen our balance sheet, and now have cash of $3.21 per share and net net cash of $2.76 per share, both significantly above our market price. With strong pricing in bromine and expected improvements in chemicals, we continue to expect that financial results in 2016 will be better than those in the previous year.”

“We are moving ahead with our exploration project in Sichuan,” Mr. Liu continued. “If this project proves as successful as we expect, we will be able to generate substantially higher earnings in 2017 and beyond. If this project is not as successful as we expect, we will explore ways of returning capital to shareholders.”

Financial Results

For the three months ended March 31, 2016, net revenue was $34,495,450, a 1% decrease compared to the same period in 2015. Cost of net revenue was $23,881,646, a decrease of 6%. This decrease was primarily attributable to the decrease of volume of products sold due to the macro-economic tightening policy imposed by the PRC government, which has affected our customers’ industries as well as to the environmental rectification programs.

Gross profit was $10,613,804, or 31%, of net revenue compared to $9,429,971, or 27%. General and administrative expenses were $1,916,030, a decrease of $65,087 (3%). Income from operations was $8,666,318 (25% of net revenue), an increase of $1,555,667, or approximately 22%. Net income was $6,466,964, an increase of $1,151,693 (22%). Earnings per share were $0.14 compared to $0.12, an increase of 16.7%.

During the three-month periods ended March 31 2016, we had cash flow from operating activities of $14.4 million. We invested $383,812. The change in the exchange rate was $816,906. As a result, our net cash flow was $14,805,408.

We ended the quarter with cash of $148,411,800, ($3.21* per share), current assets of $207,398,677 ($4.48 *per share). working capital of $189,300,878 ($4.09 *per share), and shareholders equity of $346,478,200 ($7.49 per share*). Our net net cash, cash minus all liabilities was $127,745,308 ($2.76 per share*). We do not believe there are any other profitable public companies selling at as large a discount to their net net cash.

Bromine

Revenue from the bromine products segment increased 19% to $13,169,528 from $11,033,249, despite the weak economic conditions in China. The increase in net revenue was due to the increase in the selling price of bromine. The sales volume decreased 7% to 3,428 metric tons, but the average price increased 28% to $3,481 from $3,006. The cost of net revenue for the bromine segment was $9,158,013, a decrease of 4% over the same period in 2015. Gross profit margins were 30%, compared to 13% for the same period in 2015. This 17% increase is mainly due to the selling price of bromine. We expect that the average selling price and gross profit margin of bromine will remain at current levels in 2016.

Our utilization ratio decreased by 2% for the three-month period ended March 31, 2016. To reduce the leakage rate and increase production capacity of bromine, we plan to carry out enhancement projects for the transmission channels and ducts and our existing bromine extraction in 2016.

Income from operations was $3,005,518, an increase of $2,868,559 (or approximately 2094%) compared to the same period in 2015. This increase is mainly due to the 28% increase in the selling price of bromine. We expect strong results from our bromine segment in 2016.

Crude Salt

Revenue from the crude salt segment decreased 10% to $1,766,608 from $1,963,731. The cost of net revenue was $1,443,634, a decrease of 10%, compared to $1,601,121 for the same period in 2015. The gross profit margin was 18%, which remained flat from the prior year. Income from operations was $227,613, an increase of 21%.

Chemicals

Net revenue from the chemical segment decreased 11% to $19,559,314 from $21,913,849. Within the segment, Oil & Gas, Paper manufacturing, and Pesticides Additives all declined by 29%. Pharmaceuticals Intermediaries & By Products increased by 8.9% to 11,440,439. However, on a pro-forma basis, pharmaceuticals declined, because we only owned Rongyuan for two months in the first quarter of 2015.

There were two major reasons for the decline in revenues in the chemical segment. The overall weakness in the Chinese economy had an impact, especially in natural gas and paper manufacturing. In addition, with a slightly earlier Chinese New Year and some economic uncertainties, many customers appear to have cut back on their inventories.

We do not know how the Chinese economy will fare during the remainder of 2016. However, we are seeing a recovery in orders after Chinese New Year. In addition, with much of the rectification behind us, we are seeing good orders in our pharmaceutical business. Overall, we believe pharmaceuticals will recover, while some of the other chemical segments may lag compared to results in 2015.

Gross profit margins in chemicals decreased by 3%. We saw pricing increases in oil & gas, paper manufacturing, and pesticides additives, as well as in by-products. The main source of the decline was lower margins in our pharmaceutical intermediary products. We expect these margins to improve during the remainder of the year.

Cost of net revenue was $13,279,999, a decrease of 7%. Income from operations was $5,723,731, a decrease of $19%. We have seen some improvement in the chemicals business, especially in pharmaceuticals. Given the current weakness in the Chinese economy, we expect a small decline in earnings of this segment during 2016. Should the Chinese economy improve, these economically sensitive industries could provide positive surprises.

Sichuan Natural Gas and Brine Project

We are making excellent progress on our natural gas and brine project in Sichuan province. We have hired a leading design firm to design our drilling and production facilities. We expect to place an order for the equipment from one of China’s leading manufacturers soon, and begin to build roads, workers housing, and other infrastructure needed. At the present time, we expect to begin drilling between September and November 2016.

Once we begin drilling, we should be able to quickly understand the opportunities in Sichuan. If there are as much natural gas and brine resources as we expect, we should be able to apply for permission to drill an additional 10-30 wells soon. While it is difficult to project how much profit we can generate from each well, the original estimate for the first well is around $2.3 million in annual net income based on the assessment report.

“With the strength in bromine pricing, the opportunities in antibiotics, and the potential recovery of the Chinese economy,” Mr. Liu stated, “we believe our core business is well positioned. If the natural gas and brine opportunity in Sichuan proves as successful as we expect it to be, Gulf Resources could be transferred into a major company that could attract institutional investors, investment bankers, other stock exchanges, acquirers, or potential JV partners. If the initial wells do not provide the revenues and profits we expect, we will then consider other ways of utilizing our extremely strong balance sheet to enhance shareholder value.”

“We appreciate the support of our shareholders,” Mr. Liu concluded. “We are all dedicated to working as hard as we can to make Gulf Resources an even more successful company and to find a way to obtain a fair value for our shares.”

(* All per share calculations have not been audited and have been calculated using the end of the quater share count of 46,276,269 as shown on the balance sheet in the 10-Q)

Conference Call

The Company will host a conference call on Thursday, May 12, 2016 at 08:00 Eastern Time to discuss its financial results for the first quarter 2016 ended March 31, 2016.

Hosting the call will be Mr. Xiaobin Liu, CEO of Gulf Resources. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (706) 643-1666. The conference participant pass code is 8850532.

The webcasting is also available then, just simply click on the link below: http://www.gulfresourcesinc.com/events.html

A replay of the conference call will be available two hours after the call's completion during 05/12/2016 11:00 EDT - 06/12/2015 23:59 EDT. To access the replay, call +1 (855) 859-2056. International callers should call +1 (404) 537-3406. The conference ID is 8850532.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), Shouguang City Rongyuan Chemical Co, Limited (“SCRC”) and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents. SCRC is a leading manufacturer of materials for human and animal antibiotics in China and other parts of Asia. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Expressed in U.S. dollars)
(UNAUDITED)

	Three-Month Period Ended March 31,
	2016	2015

NET REVENUE
Net revenue	$34,495,450	$34,910,829

OPERATING EXPENSES/INCOME
Cost of net revenue	(23,881,646)	(25,480,858)
Sales, marketing and other operating expenses	(81,901)	(81,430)
Research and development cost	(59,837)	(48,235)
Exploration cost	-	(325,840)
General and administrative expenses	(1,916,030)	(1,981,117)
Other operating income	110,282	117,302
	(25,829,132)	(27,800,178)

INCOME FROM OPERATIONS	8,666,318	7,110,651

OTHER INCOME (EXPENSE)
Interest expense	(46,129)	(50,853)
Interest income	114,446	126,961
INCOME BEFORE TAXES	8,734,635	7,186,759

INCOME TAXES	(2,267,671)	(1,871,488)

NET INCOME	$6,466,964	$5,315,271

COMPREHENSIVE INCOME:
NET INCOME	$6,466,964	$5,315,271
OTHER COMPREHENSIVE INCOME/(LOSS)
- Foreign currency translation adjustments	1,893,061	(1,110,348)

COMPREHENSIVE INCOME	$8,360,025	$4,204,923

EARNINGS PER SHARE:
BASIC	$0.14	$0.12
DILUTED	$0.14	$0.12

WEIGHTED AVERAGE NUMBER OF SHARES:

BASIC	46,007,120	42,680,899
DILUTED	46,740,326	43,477,401

See accompanying notes to the condensed consolidated financial statements.

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	March 31, 2016 Unaudited	December 31, 2015 Audited
Current Assets
Cash	$148,411,800	$133,606,392
Accounts receivable	51,625,649	49,980,358
Inventories	6,958,269	7,180,800
Prepayments and deposits	30,000	-
Prepaid land leases	369,211	49,833
Other receivable	559	599
Deferred tax assets	3,189	3,173
Total Current Assets	207,398,677	190,821,115
Non-Current Assets
Property, plant and equipment, net	121,711,274	127,871,323
Property, plant and equipment under capital leases, net	847,663	927,218
Prepaid land leases, net of current portion	5,101,093	5,197,216
Deferred tax assets	2,379,015	2,367,180
Goodwill	29,706,970	29,559,174
Total non-current assets	159,746,015	165,922,111
Total Assets	$367,144,692	$356,743,226

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$12,000,259	$9,929,700
Retention payable	634,841	1,135,956
Capital lease obligation, current portion	244,133	196,778
Taxes payable	5,218,566	4,814,003
Total Current Liabilities	18,097,799	16,076,437
Non-Current Liabilities
Capital lease obligation, net of current portion	2,568,693	2,555,914
Total Liabilities	$20,666,492	$18,632,351

Stockholders’ Equity
PREFERRED STOCK; $0.001 par value; 1,000,000 shares authorized; none outstanding	$-	$-
COMMON STOCK; $0.0005 par value; 80,000,000 shares authorized; 46,276,269 and 46,276,269 shares issued; and 46,007,120 and 46,007,120 shares outstanding as of March 31, 2016 and December 31, 2015, respectively	23,139	23,139
Treasury stock; 269,149 and 269,149 shares as of March 31, 2016 and December 31, 2015 at cost	(599,441)	(599,441)
Additional paid-in capital	94,131,365	94,124,065
Retained earnings unappropriated	221,253,353	215,286,395
Retained earnings appropriated	20,840,442	20,340,436
Cumulative translation adjustment	10,829,342	8,936,281
Total Stockholders’ Equity	346,478,200	338,110,875
Total Liabilities and Stockholders’ Equity	$367,144,692	$356,743,226

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
(UNAUDITED)

	Three-Month Period Ended March 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,466,964	$5,315,271
Adjustments to reconcile net income to net cash provided by operating activities:
Interest on capital lease obligation	45,891	50,657
Amortization of prepaid land leases	131,544	125,331
Depreciation and amortization	6,869,721	7,378,988
Unrealized exchange gain on translation of inter-company balances	130,462	(101,359)
Stock-based compensation expense	7,300	7,400
Deferred tax asset	-	(81,459)
Changes in assets and liabilities, net of effects of acquisition :
Accounts receivable	(1,380,964)	810,129
Inventories	255,763	(8,173)
Prepayments and deposits	(30,000)	84,009
Other receivables	-	37,713
Accounts payable and accrued expenses	2,000,630	3,649,074
Retention payable	(501,556)	(281,241)
Taxes payable	376,559	793,740
Net cash provided by operating activities	14,372,314	17,780,080

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions of prepaid land leases	(326,526)	(325,533)
Purchase of property, plant and equipment	(52,286)	-
Consideration paid for business acquisition	-	(66,305,606)
Cash acquired from acquisition	-	14,074,720
Net cash used in investing activities	(383,812)	(52,556,419)

CASH FLOWS USED IN FINANCING ACTIVITIES
Repurchase of common stock	-	(37,713)
Net cash used in financing activities	-	(37,713)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	816,906	(358,960)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	14,805,408	(35,173,012)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	133,606,392	146,585,601
CASH AND CASH EQUIVALENTS - END OF PERIOD	$148,411,800	$111,412,589

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$2,319,477	$1,311,695
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of common stock for acquisition of business	$-	13,373,140

CONTACT:
Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com

Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com